[LETTERHEAD OF REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL]

                                                         June 25, 1996



Euro Brokers Investment Corporation
Two World Trade Center, Suite 8400
New York, New York 10048

         Re: Federal Income Tax Consequences of the Merger of EBIC Acquisition Corp. into Euro Brokers
              Investment Corporation

Dear Sirs:

     We have acted as counsel to Euro Brokers Investment Corporation, a Delaware corporation ("EBIC"), in connection with the proposed merger (the "Merger"), pursuant to which EBIC Acquisition Corp., a Delaware corporation ("Acquisition") which is a wholly-owned subsidiary of Financial Services Acquisition Corporation, itself a Delaware corporation ("FSAC"), will be merged with and into EBIC.

     Upon consummation of the Merger, each issued and outstanding share of Class B Common Stock of EBIC ("EBIC Common Stock") (other than shares held in the treasury of EBIC, shares owned by any subsidiary of EBIC and shares owned by FSAC, all of which will be cancelled, and other than shares as to which appraisal rights shall have been duly demanded) will be converted into the right to receive, subject to certain adjustments and escrow arrangements, approximately (i) 2.64 newly-issued shares of FSAC common stock ("FSAC Common Stock"), (ii) 4.53 newly-issued Series B Redeemable Common Stock Purchase Warrants of FSAC (the "Merger Warrants") and (iii) cash. Cash will be paid in lieu of fractional shares of FSAC Common Stock and fractional Merger Warrants.






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Euro Brokers Investment Corporation
June 25, 1996
Page 2


     Based upon the foregoing, we are of the opinion that:

        1. The Merger will be treated as a taxable transaction for federal income tax purposes.

        2. Each holder of shares of EBIC Common Stock should recognize capital gain or loss equal to the difference between the amount realized by such stockholder and such stockholder's aggregate tax basis in the shares of EBIC Common Stock surrendered.

        3. Such amount realized will equal the sum of the amount of cash plus the fair market value of the shares of FSAC Common Stock and the fair market value of the Merger Warrants received by such stockholder.

        4. Such stockholder's gain or loss will be long-term capital gain or loss if, as of the Effective Time, such stockholder held the surrendered shares of EBIC Common Stock for more than one year.

        5. Such stockholder's initial tax basis in the shares of FSAC Common Stock and the Merger Warrants received will equal the fair market value of such shares or warrants, respectively, as of the Effective Time.

        6. Such stockholder's holding period for the shares of FSAC Common Stock and the Merger Warrants received will commence as of the day following the date on which the Effective Time occurs.

        In providing these opinions, we have relied on the description of the transactions as set forth in the Agreement and Plan of Merger, dated as of March 8, 1996, as amended, the Form S-4 Registration Statement, filed by FSAC with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and the accompanying exhibits to each of those documents. Further, our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings of the Internal Revenue Service and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There is no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, and the interpretation thereof by the courts and the Internal Revenue Service.

        The opinions rendered herein are solely for your use in connection with the Merger and the preparation of the Registration Statement in connection therewith and may not be relied upon for any other purpose without our prior written consent. We consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to us therein under the heading "Certain Federal Income Tax Consequences."


                                Very truly yours,

                                Reboul, MacMurray, Hewitt, Maynard & Kristol